Exhibit (d)(iv)

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

ERSHARES GLOBAL FUND

THIS AMENDED AND RESTATED SUB-ADVISORY AGREEMENT, is effective as of September 17, 2019, by and among ENTREPRENEURSHARES SERIES TRUST, a Delaware Statutory Trust (the “Trust”), SEAPORT GLOBAL ADVISORS, LLC, a Massachusetts limited liability company (the “Adviser”), and ENTREPRENEURSHARES, LLC, a Delaware limited liability company (the “Portfolio Manager”).

W I T N E S S E T H :

WHEREAS, the Trust is a diversified open-end management investment company registered as an investment company under the Investment Company Act of 1940 (the “Act”), and subject to the rules and regulations promulgated thereunder. The Trust’s Declaration of Trust permit its authorized shares of Common Stock to be divided into series, each of which constitutes a separate investment portfolio or fund with different investment objectives and policies. Each share of a fund represents an undivided interest in the assets, subject to the liabilities, allocated to that portfolio. One such series or fund of the Trust is the ERShares Global Fund (the “Fund”).

WHEREAS, the Adviser acts as the “investment adviser” to the Fund (as defined in Section 2(a)(20) of the Act) pursuant to the terms of an Investment Advisory Agreement. The Adviser is responsible for the day-to-day management and overall administration of the Fund and the coordination of investment of the Fund’s assets in portfolio securities. However, specific portfolio purchases and sales for the Fund’s investment portfolio, or a portion thereof, are to be made by advisory organizations recommended and identified by the Adviser, subject to the approval of the Board of Trustees of the Trust.

WHEREAS, the Adviser and the Trust desire to retain the Portfolio Manager as the investment adviser and portfolio manager for the Fund.

WHEREAS, the Trust and the Adviser agreed to amend and restate the original Sub-Advisory Agreement, dated as of May 13, 2010, solely to reflect (a) the name change of the Fund to its current name, (b) the name change of the Adviser, and (c) the Adviser’s reorganization into a Massachusetts Limited Liability Company.

WHEREAS, with regard to these changes, the Securities and Exchange Commission has provided that such immaterial changes do not require shareholder approval (see Washington Mutual Investors Fund, Inc. no-action letter, publicly available May 14, 1993; Limited Term Mun. Fund, Inc. no-action letter, publicly available November 17, 1992; PMD Inv. Co. no-action letter, publicly available April 22, 1991; and USAA Mutual Fund, Inc. no-action letter, publicly available January 30, 1999).

NOW, THEREFORE, the Trust, the Adviser and the Portfolio Manager do mutually promise and agree as follows:

1. Employment. The Adviser being duly authorized hereby appoints and employs the Portfolio Manager as the discretionary portfolio manager for the Fund for the period and on the terms set forth in this Agreement. The Portfolio Manager hereby accepts the appointment as a discretionary portfolio manager and agrees to use its best professional judgment to make timely investment decisions for the Fund with respect to the investments of the Fund in accordance with the provisions of this Agreement.

2. Authority of the Portfolio Manager. The Portfolio Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

3. Portfolio Management Services of Portfolio Manager. Portfolio Manager is hereby employed and authorized to select portfolio securities for investment by the Fund, to purchase and sell securities for the Fund, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 5 and 6 hereof and such operational procedures as may be agreed to from time to time by the Portfolio Manager and the Trust or the Adviser (the “Operational Procedures”). In providing portfolio management services to the Fund, Portfolio Manager shall be subject to such investment restrictions as are set forth in the Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, the supervision and control of the Board of Trustees of the Trust, such specific instructions as the Board of Trustees may adopt and communicate to Portfolio Manager, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, the provisions of Schedule A hereto and instructions from the Adviser. Portfolio Manager is not authorized by the Trust to take any action, including the purchase or sale of securities for the Fund, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. Portfolio Manager shall maintain on behalf of the Fund the records listed in Schedule A hereto (as amended from time to time). At the Trust’s or the Adviser’s reasonable request, Portfolio Manager will consult with Trust or with the Adviser with respect to any decision made by it with respect to the investments of the Fund.

4. Investment Objectives, Policies and Restrictions. The Trust will provide Portfolio Manager with a statement of the investment objectives, policies and restrictions applicable to the Fund and any specific investment restrictions applicable to the Fund as established by the Trust, including those set forth in its registration statement under the Act and the Securities Act of 1933. Trust retains the right, on written notice to Portfolio Manager from Trust or Adviser, to modify any such objectives, policies or restrictions in any manner at any time.

5. Transaction Procedures. All transactions will be consummated by payment to or delivery by US Bank, N.A. (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Fund, of all cash and/or securities due to or from the Fund, and Portfolio Manager shall not have possession or custody thereof or any responsibility or liability with respect thereto. Portfolio Manager shall advise Custodian and confirm in writing to Trust and to the Fund’s administrator, US Bancorp Fund Services, or any other designated agent of Trust, all transactions for the Fund executed by it with brokers and dealers at the time and in the manner as set forth in the Operational Procedures. Portfolio Manager shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by Portfolio Manager. Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, Portfolio Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Portfolio Manager to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

6. Proxies. The Portfolio Manager will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time.

7. Compensation of the Portfolio Manager. The compensation of Portfolio Manager for its services under this Agreement shall be calculated and paid by Adviser in accordance with the attached Schedule B. Pursuant to the provisions of the Investment Advisory Agreement between Trust and Adviser, Adviser is solely responsible for the payment of fees to Portfolio Manager, and Portfolio Manager agrees to seek payment of its fees solely from Adviser.

8. Other Investment Activities of Portfolio Manager. Trust acknowledges that Portfolio Manager or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that Portfolio Manager, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts (“Affiliated Accounts”). Subject to the provisions of paragraph 3 hereof, Trust agrees that Portfolio Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund, provided that Portfolio Manager acts in good faith, and provided further, that it is Portfolio Manager’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. Trust acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may have an interest from time to time, whether in transactions which involve the Fund or otherwise. Portfolio Manager shall have no obligation to acquire for the Fund a position in any investment which any Affiliated Account may acquire, and Trust shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund or otherwise.

9. Certificate of Authority. Trust, Adviser and Portfolio Manager shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of Trust, the Fund, the Portfolio Manager and/or Adviser.

10. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Portfolio

Manager, Portfolio Manager shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

11. Brokerage Commissions. The Portfolio Manager, subject to the control and direction of the Board of Trustees of the Trust, shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Portfolio Manager for the Fund and for the selection of the markets on or in which the transactions will be executed. The Portfolio Manager may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”), to the Portfolio Manager a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Portfolio Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The Portfolio Manager shall provide such reports as the Board of Trustees of the Trust or the Adviser may reasonably request with respect to the Fund’s total brokerage and the manner in which that brokerage was allocated.

12. Confidentiality. Subject to the duty of Portfolio Manager and Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of Portfolio Manager and Trust in respect thereto.

13. Representations, Warranties and Agreements of Trust. Trust represents, warrants and agrees that:

A. Portfolio Manager has been duly appointed by the Board of Trustees of Trust to provide investment services to the Fund as contemplated hereby.

B. Trust will deliver to Portfolio Manager a true and complete copy of its then current prospectus and statement of additional information as effective from time to time and such other documents or instruments governing the investment of the Fund and such other information as is necessary for Portfolio Manager to carry out its obligations under this Agreement.

14. Representations, Warranties and Agreements of Portfolio Manager. Portfolio Manager represents, warrants and agrees that:

A. Portfolio Manager is registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”); or is a “bank” as defined in Section 202(a)(2) ofthe Advisers Act or an “insurance company” as defined in Section 202(a)(2) of the Advisers Act.

B. Portfolio Manager will maintain, keep current and preserve on behalf of Trust, in the manner required or permitted by the Act, the records identified in Schedule A. Portfolio Manager agrees that such records (unless otherwise indicated on Schedule A) are the property of Trust, and will be surrendered to the Trust promptly upon request.

C. Portfolio Manager will complete such reports concerning purchases or sales of securities on behalf of the Fund as the Adviser or Trust may from time to time require to ensure compliance with the Act, the Internal Revenue Code and applicable state securities laws.

D. Portfolio Manager will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide Trust with a copy of the code of ethics and evidence of its adoption. Upon the written request of Trust, Portfolio Manager shall permit Trust, its employees or its agents to examine the reports required to be made to Portfolio Manager by Rule 17j-1(c)(1).

E. Portfolio Manager will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and the Adviser.

F. Portfolio Manager will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify Portfolio Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

15. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Trustees in the manner required by the Act.

16. Termination. This Agreement may be terminated at any time by the Trust or the Portfolio Manager, without the payment of any penalty, immediately upon written notice to the other in the event of a breach of any provision hereof by the party so notified, or otherwise, upon giving sixty (60) days’ written notice to the other, and this Agreement shall be terminated immediately if the Adviser or its successors shall cease to be the investment adviser to the Fund, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, the Agreement shall remain in effect for an initial period of two years ending May 13, 2012, and thereafter shall remain in effect indefinitely, but only so long as the continuance after such initial period is specifically approved annually by the Board of Trustees of the Trust in the manner required by the Act.

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[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

ENTREPRENEURSHARES SERIES TRUST
(the “Trust”)

By: /s/ Joel Shulman
Joel Shulman, President

SEAPORT GLOBAL ADVISORS, LLC
(the “Adviser”)

By: /s/ Joel Shulman
Joel Shulman, Managing Director

ENTREPRENEURSHARES, LLC
(the “Portfolio Manager”)

By: /s/ Joel Shulman
Joel Shulman, President

SCHEDULE A

RECORDS TO BE MAINTAINED BY THE PORTFOLIO MANAGER

1.
(1940 Act Rule 31a-1(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Portfolio Manager on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

	A.	The name of the broker;

	B.	The terms and conditions of the order and of any modifications or cancellation thereof;

	C.	The time of entry or cancellation;

	D.	The price at which executed;

	E.	The time of receipt of a report of execution; and

	F.	The name of the person who placed the order on behalf of the Fund.

2.
(1940 Act Rule 31a-1(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

	A.	Shall include the consideration given to:

	(i)	the sale of shares of the Fund by brokers or dealers.

	(ii)	The supplying of services or benefits by brokers or dealers to:

(a) The Fund,

(b) The Adviser,

(c) The Portfolio Manager, and

(d) Any person other than the foregoing.

	(iii)	Any other consideration other than the technical qualifications of the brokers and dealers as such.

	B.	Shall show the nature of the services or benefits made available.

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C.
Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

	D.	The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3.
(1940 Act Rule 31a-1(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization.[1]

4.
(1940 Act Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Portfolio Manager’s transactions with respect to the Fund.

____________________

1 Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or portfolio adviser reviews).

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SCHEDULE B

FEE SCHEDULE

For its services to the Fund, the Adviser shall pay the Portfolio Manager a fee, paid monthly, based on the average net asset value of the Fund, as determined by valuations made as of the close of each business day of the month. The fee shall be 1/12 of 0.50% on the first $15 million of the average daily net assets of the EntrepreneurShares Global Fund and 1/12 of 0.55% on the next $85 million of the daily net assets of the Fund and 1/12 of 0.73% on the next $150 million of the daily net assets of the Fund and 1/12 of 0.80% on the next $250 million of the daily net assets of the Fund and 1/12 of 0.85% in excess of $500 million. If the average daily net assets of the Fund remain above any of the breakpoints of $15 million, $100 million, $250 million and $500 million for more than one year, the next month’s fee will be paid at the next highest rate.

The fee shall be pro-rated for any month during which the Agreement is in effect for only a portion of the month.